SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                ----------------

                            SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(A) of the
                       Securities and Exchange Act of 1934

Check the appropriate box:
[X] Preliminary proxy statement
[ ] Confidential,  for use of the Commission only
[ ] Definitive proxy statement
[ ] Definitive additional materials
[ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                                NETOBJECTS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

--------------------------------------------------------------------------------
      (Name of Person (s) Filing Proxy Statement, if other than Registrant)

Payment of filing fee (Check the appropriate box):
[X] No fee required

[ ]  Fee computed on table below per Exchange Act Rules  14a-6(i)(1)  and 0-11
     (1) Title of each class of securities  to which  transaction  applies:
     (2) Aggregate number of securities to transaction applies:
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
     (4) Proposed maximum aggregate value of transaction:
     (5) Total fee paid:

[ ]  Fee paid previously with preliminary materials
[ ] Check box if any part of the fee is offset as provide by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration number, of the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
     (2) Form, Schedule or Registration Statement No.:
     (3) Filing Party:
     (4) Date Filed:

           First mailed to stockholders on or about February __, 2000.

                                [NETOBJECTS LOGO]

                               301 Galveston Drive
                             Redwood City, CA 94063

Dear Stockholder,

         You are cordially invited to attend the 2000 Annual Meeting of Stockholders of NetObjects, Inc. (the "Company") to be held at 10:00 a.m. on March 15, 2000 at the Hotel Sofitel, 223 Twin Dolphin Drive, Redwood City, CA, 94065 at 10:00 a.m.

         The matters expected to be acted upon at the meeting are described in detail in the following Notice of the 2000 Annual Meeting of Stockholders and Proxy Statement.

         Whether you plan to attend the Annual Meeting or not, it is important that you promptly complete, sign, date and return the enclosed proxy card, or vote via the Internet or by telephone in accordance with the instruction set forth on the proxy card. This will ensure your proper representation at the Annual Meeting.

                                                     Sincerely,


                                                     Samir Arora
                                                     Chairman of the Board and
                                                     Chief Executive Officer


--------------------------------------------------------------------------------
                             YOUR VOTE IS IMPORTANT.
                  PLEASE REMEMBER PROMPTLY TO RETURN YOUR PROXY
                    OR VOTE VIA THE INTERNET OR BY TELEPHONE
--------------------------------------------------------------------------------

                                NETOBJECTS, INC.
                  NOTICE OF 2000 ANNUAL MEETING OF STOCKHOLDERS
                          To be Held on March 15, 2000

To the Stockholders of NetObjects, Inc.:

         NOTICE IS HEREBY GIVEN that the 2000 Annual Meeting of Stockholders of NetObjects, Inc., a Delaware corporation (the "Company"), will be held on March 15, 2000 at the Hotel Sofitel, 223 Twin Dolphin Drive, Redwood City, CA, 94065 at 10:00 a.m. for the following purposes:

     1. To elect six members of the Board of Directors to hold office until the next Annual Meeting of Stockholders or until their respective successors have been elected or appointed. The nominees are Samir Arora, Robert G. Anderegg, Lee A. Dayton, Blake Modersitzki, John Sculley, and Michael D. Zisman.

     2. To amend the Company's Restated Certificate of Incorporation to increase the number of shares of Common Stock, par value $.01 per share, that the Company is authorized to issue from 60,000,000 shares to 120,000,000 shares.

     3. To ratify an amendment to the Company's Amended and Restated 1997 Stock Option Plan increasing the maximum aggregate number of shares of the Company's Common Stock that may be optioned and sold under the plan from 4,500,000 shares to 7,600,000 shares.

     4. To ratify the grant of options to purchase an aggregate of 1,400,000 shares of the Company's Common Stock to senior executives of the Company.

     5. To ratify the appointment of the accounting firm of KPMG LLP as independent auditors for the Company for the fiscal year ending September 30, 2000.

     6. To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

         The Board of Directors has fixed the close of business on February 1, 2000 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and at any adjournments thereof. A list of such stockholders will be available for inspection at the principal office of the Company.

         All stockholders are cordially invited to attend the Annual Meeting. However, to ensure your representation, you are requested to complete, sign, date and return the enclosed proxy as soon as possible in accordance with the instructions on the proxy card. A return addressed envelope is enclosed for your convenience. Stockholders whose shares are held in the names of brokerage firms or banks also may vote via the Internet or telephone. Any stockholder attending the Annual Meeting may vote in person even though the stockholder has returned a proxy previously. Your proxy is revocable in accordance with the procedures set forth in the Proxy Statement.

                                              BY ORDER OF THE BOARD OF DIRECTORS



                                              Alan B. Kalin
                                              Secretary

Redwood City, California
February __, 2000

                                NETOBJECTS, INC.
                               301 Galveston Drive
                         Redwood City, California 94063

                              ---------------------

                                 PROXY STATEMENT

                              ---------------------

                               GENERAL INFORMATION

         This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of NetObjects, Inc., a Delaware corporation (the "Company"), of proxies, in the accompanying form, to be used at the 2000 Annual Meeting of Stockholders to be held at 10:00 a.m. on March 15, 2000 at the Hotel Sofitel, 223 Twin Dolphin Drive, Redwood City, CA, 94065 at 10:00 a.m. and any adjournments thereof (the "Meeting").

         This Proxy Statement and the accompanying proxy are being mailed or will be available electronically on or about February __, 2000 to all stockholders entitled to notice of and to vote at the Meeting.

                       SOLICITATION AND VOTING PROCEDURES

         Shares represented by valid proxies in the form enclosed, received in time for use at the Meeting and not revoked at or prior to the Meeting, will be voted at the Meeting. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of the Company's common stock, par value $.01 per share ("Common Stock"), is necessary to constitute a quorum at the Meeting. Holders of Common Stock are entitled to one vote on all matters. An automated system administered by [the Company's transfer agent [or ADP]] tabulates stockholder votes, and an officer of the Company will tabulate votes cast in person at the Meeting. With respect to the tabulation of proxies for purposes of constituting a quorum, abstentions and broker non-votes are treated as present, but will not be counted as votes cast at the Meeting with respect to any proposal.

         An affirmative vote of a plurality of the shares present or represented at the Meeting and entitled to vote is required for Proposal No. 1 regarding the election of directors. An affirmative vote of the holders of a majority of the outstanding shares of Common Stock is required for approval of Proposal No. 2 to amend the Company's Restated Certificate of Incorporation. An affirmative vote of the holders of a majority of the votes cast affirmatively or negatively at the Meeting is necessary for approval of Proposal No. 3 to ratify the increase in the number of shares of Common Stock reserved under the Amended and Restated 1997 Stock Option Plan, Proposal No. 4 to ratify the issuance of certain stock options to senior executives, and Proposal No. 5 to ratify the appointment of independent auditors. All proxies will be voted as specified on the proxy card submitted by the stockholder, if the proxy is properly executed and is received by the Company prior to the close of voting at the Meeting or any adjournment or postponement thereof. If no choice has been specified, a properly executed and timely proxy will be voted for Proposals Nos. 1 - 5, which are described in detail elsewhere in this Proxy Statement.

         The close of business on February 1, 2000 has been fixed as the record date for determining the stockholders entitled to notice of and to vote at the Meeting. As of that date, the Company had _____________ shares of Common Stock outstanding and entitled to vote.

         The cost of soliciting proxies, including expenses in connection with preparing and mailing this Proxy Statement, will be borne by the Company. In addition, the Company will reimburse brokerage firms and other persons representing beneficial owners of Common Stock for their expenses in forwarding proxy material to such beneficial owners. Solicitation of proxies by mail may be supplemented by telephone, telegram, telex and other electronic means, and personal solicitation by the Directors, officers or employees of the Company. No additional compensation will be paid to Directors, officers or employees for such solicitation. The Company has retained Morrow & Company to assist in the solicitation of proxies for a fee estimated to be approximately $4,000 plus reasonable out-of-pocket expenses.

         The Annual Report to stockholders for the fiscal year ended September 30, 1999 is being mailed to the stockholders with this Proxy Statement. On May 6, 1999, the Company effected a one-for-six reverse stock split applicable to all shares outstanding immediately prior to the closing of the Company's initial public offering. All of the share information presented in this Proxy Statement is on a post-split basis.

                      VOTING ELECTRONICALLY OR BY TELEPHONE

         A number of brokerage firms and banks are participating in a program provided through ADP Investor Communication Services that offers telephone and Internet voting options. If your shares are held in an account at a brokerage firm or bank participating in the ADP program, you may vote those shares by calling the telephone number which appears on your voting form or though the Internet in accordance with instructions set forth on the voting form. Votes submitted through the Internet or by telephone through the ADP program must be received by midnight on __________________, 2000.

         The  Internet  and  telephone   voting   procedures   are  designed  to
authenticate stockholders' identities, to allow stockholders to vote their shares and to confirm that their instructions have been properly recorded. The Company has been advised by its counsel that the procedures that have been put in place are consistent with the requirements of applicable law. Stockholders voting via the Internet through ADP Investor Communication Services should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that would be borne by the stockholder.

                             REVOCABILITY OF PROXIES

         You can revoke your proxy at any time before the voting at the Meeting by sending a properly signed written notice of your revocation to the Secretary of the Company, by submitting another proxy that is properly signed and bears a later date or by voting in person at the Meeting. Attendance at the Meeting will not itself revoke an earlier submitted proxy. You should direct any written notices of revocation and related correspondence to: NetObjects, Inc., 301 Galveston Drive, Redwood City, California 94063, Attention: Secretary.

         To revoke a proxy previously submitted electronically through the Internet or by telephone, you may simply vote again at a later date, using the same procedures, in which case your later submitted vote will be recorded and your earlier vote revoked.

                                 SHARE OWNERSHIP

         The following table sets forth information as of December 31, 1999 concerning the ownership of Common Stock by (i) each stockholder of the Company known by the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock, (ii) each current member of the Board of Directors of the Company, (iii) each executive officer of the Company named in the Summary Compensation Table appearing under "Executive Compensation" below and (iv) all current Directors and executive officers of the Company as a group.

                                                                                   Shares Beneficially
                           Name and Address                                             Owned (1)
                           ----------------                             -------------------------------------------
                                                                             Number                  Percent
                                                                        ------------------      -------------------
International Business Machines Corporation (2)                           16,295,208                   52.7%
   New Orchard Road
   Armonk, NY 10504

Current Directors:
Samir Arora (3)                                                            1,688,406                    6.2%
Robert G. Anderegg                                                              --                       --
Lee A. Dayton                                                                   --                       --
Blake Modersitzki                                                               --                       --
John Sculley (4)                                                              68,684                     *
Michael D. Zisman                                                               --                       --

Named Executive Officers who are not Directors:
Russell F. Surmanek (5)                                                      161,334                     *
Morris Taradalsky (6)                                                        189,491                     *
Mark Patton (7)                                                              173,470                     *
Jack Rotolo (8)                                                              126,084                     *
All executive officers and Directors as a group (13 persons) (9)           3,194,796                   11.4%

-------------------
*    Represents  beneficial  ownership of less than 1% of the  Company's  Common
     Stock.

(1) The number of shares of Common Stock issued and outstanding on December 31, 1999 was 27,102,781. The calculation of percentages is based upon the number of shares of Common Stock issued and outstanding on such date, plus shares of Common Stock subject to options and/or warrants held by the respective persons on December 31, 1999 and exercisable within 60 days thereafter. Such shares are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Warrants are assumed to be exercised in full notwithstanding the warrant holders' right to exercise the warrant on a "net" basis by surrendering shares of Common Stock having a value equal to the warrant exercise price upon exercise of the warrant. The persons and entities named in the table have sole voting and dispositive power with respect to all shares shown as beneficially owned by them, except as described below.

(2) Includes warrants to purchase 3,482,838 shares of Common Stock at approximately $6.66 per share that are exercisable on a net basis and expire on April 11, 2000, warrants to purchase 253,194 shares at approximately $6.68 per share that are exercisable on a net basis and expire on various dates in 2003 and 2004, and warrants to purchase 83,333 shares of Common Stock at $10.80 per share that are exercisable on a net basis and expire in December 2000.

(3) Includes 191,841 shares subject to options to purchase Common Stock held by Mr. Arora that are exercisable within 60 days of December 31, 1999, and warrants to purchase 59,672 shares of Common Stock at $10.80 per share that are exercisable on a net basis and expire on March 14, 2000. Also includes 299,457 shares of Common Stock owned by Information Capital LLC, wholly owned by Mr. Arora, and 362,129 shares of Common Stock held by Rae Technology II LLC, of which he is President and owns a majority of the equity interests. Mr. Arora exercises shared voting and dispositive power over the shares held by Rae Technology II LLC, but disclaims beneficial ownership of those shares except to the extent of his pecuniary interest therein.
                                      -6-

(4) Includes 18,959 shares subject to options to purchase Common Stock held by Mr. Sculley that are exercisable within 60 days of December 31, 1999. Also includes warrants to purchase 13,580 shares of Common Stock at $10.80 per share that are exercisable on a net basis and expire on March 14, 2000.

(5) Includes 160,554 shares subject to options to purchase Common Stock held by Mr. Surmanek that are exercisable within 60 days of December 31, 1999.

(6) Includes 165,554 shares subject to options to purchase Common Stock held by Mr. Taradalsky that are exercisable within 60 days of December 31, 1999. Also includes warrants to purchase 3,563 shares of Common Stock of $10.80 per share that are exercisable on a net basis and expire on March 14, 2000. Also includes 20,374 shares of Common Stock held by Rae Technology II LLC, which represent Mr. Taradalsky's indirect pecuniary interest therein. Mr. Taradalsky is a member of the Board of Managers of Rae Technology II LLC and may be deemed to have voting and dispositive power over the shares that it holds. He disclaims beneficial ownership of all such shares except to the extent of his pecuniary interest.

(7) Includes 100,112 shares subject to options to purchase Common Stock held by Mr. Patton that are exercisable within 60 days of December 31, 1999.

(8) All 126,084 shares are subject to options to purchase Common Stock held by Mr. Rotolo that are exercisable within 60 days of December 31, 1999.

(9) Includes 865,250 shares subject to options to purchase Common Stock that are exercisable within 60 days of December 31, 1999 and 362,129 shares of Common Stock held by Rae Technology II LLC.

                                   MANAGEMENT

Directors

         The Company's bylaws provide that the number of Directors shall be six until changed by approval of the stockholders or a majority of the Directors. Each Director is elected to serve until the next annual meeting of stockholders and until the election and qualification of his or her successor or his or her earlier resignation or removal.

         The names of the Company's Directors and certain information about them are set forth below:

          Name                    Age             Positions with the Company
          ----                    ---             --------------------------
Samir Arora                       34           Chairman of the Board, Chief
                                               Executive Officer and President
Robert G. Anderegg                50           Director
Lee A. Dayton                     56           Director
Blake Modersitzki                 33           Director
John Sculley                      60           Director
Michael D. Zisman                 50           Director

                  Samir Arora has served as Chairman of the Board, Chief Executive Officer and President since the Company's inception in November 1995. In 1992, Mr. Arora founded Rae Technology, a provider of software applications, and from 1992 through November 1995 served as its CEO. From 1986 to 1992, Mr. Arora served in several management roles at Apple Computer, Inc. Mr. Arora holds a diploma in sales and marketing from the London Business School and attended INSEAD, France and BITS, India. Samir Arora is the brother of Sal Arora, who is the Company's Chief Technology Architect and Vice President, Engineering Desktop Products and Online Services.

                  Robert G. Anderegg has been a Director of the Company since April 11, 1997. Mr. Anderegg has served as Vice President and Assistant General Counsel at IBM since August 1998. He has been appointed to serve on the Board of Directors by IBM as one of its representatives. Mr. Anderegg has served as an Assistant General Counsel or Associate General Counsel at IBM since 1988. Mr. Anderegg holds a B.S. degree from Georgia Institute of Technology and received his J.D. from Harvard Law School.

                  Lee A. Dayton has been a Director of the Company since April 11, 1997. Mr. Dayton is Vice President, Corporate Development and Real Estate at IBM. He has been appointed to serve on the Board of Directors by IBM as one of its representatives. Mr. Dayton has held various management positions at IBM since he joined in 1965 as a systems engineer. Mr. Dayton holds a B.S. in Engineering from Northwestern University.

                  Blake Modersitzki has been a director of the Company since January 2000. He has been an employee of Novell for the past five years. He is presently Managing Director of Novell Ventures, in which position he has served since March 1998. He served as Business Development Director from January 1997 to March 1998 and Senior Manager, Sales and Marketing for Small Business Networks from May 1995 to January 1997.

                  John Sculley has been a Director of the Company since December 20, 1996. Since April 1994, Mr. Sculley has been a partner of Sculley Brothers, an investment capital firm. Mr. Sculley also is a director of General Wireless, Inc., a wireless communications services provider, Talk City, Inc., an online chat community, and NFO Worldwide, Inc., a market research firm. From 1983 to 1993, Mr. Sculley served as Chief Executive Officer of Apple Computer, Inc. Mr. Sculley holds a B.A. in Architectural Design from Brown University, an M.B.A. from the Wharton School at the University of Pennsylvania and holds eight honorary doctorates from various schools.

                  Michael D. Zisman has been a Director of the Company since April 11, 1997. Mr. Zisman is an Executive Vice President of Lotus, a position that he has held since October 1996. He has been appointed to serve on the Board of Directors by IBM as one of its representatives. From July 1994 to October 1996, he held other executive positions at Lotus. Mr. Zisman is also the Vice President of Strategy for the IBM Software Group. Mr. Zisman was the Chief Executive Officer of Soft-Switch, Inc., a software development company, from 1979 to July 1994. Mr. Zisman is a director of Strategic Weather Services, Inc., a privately-held company. Mr. Zisman holds a B.S. from Lehigh University, an M.S. from the University of Pennsylvania Moore School and a Ph.D. from The Wharton School at the University of Pennsylvania.

Committees of the Board of Directors and Meetings

         The Company's Board of Directors has standing Audit and Compensation Committees. The Audit Committee currently has two members: Robert G. Anderegg and John Sculley. Christopher M. Stone was a member of the Audit Committee prior to his resignation from the Board of Directors effective January 25, 2000. The Compensation Committee currently has two members: Lee A. Dayton and John Sculley. Samir Arora was a member of the Compensation Committee until the Board of Directors reduced the Committee's size at its June 30, 1999 meeting. During the fiscal year ended September 30, 1999, there were eight meetings of the Board of Directors, no meetings of the Audit Committee and two meetings of the Compensation Committee. Mr. Stone attended fewer than 75% of the total number of meetings of the Board of Directors. In addition, the members of the Board of Directors and the Compensation Committee acted at various times by unanimous written consent pursuant to Delaware law.

Compensation of Directors

         The Company's Directors do not receive cash compensation for their services as Directors or members of Committees of the Board of Directors. The Company's Amended and Restated 1997 Stock Option Plan provides for the automatic grant of options to purchase 20,000 shares of Common Stock to each outside Director upon initially joining the Board of Directors. The option exercise price is equal to the fair market value of a share of Common Stock at the date of grant, the option term is six years, and the options vest and become exercisable pro rata at the end of each month for 48 months while the option holder continues to serve as a Director.

         Messrs. Stone, Sculley and Modersitzki have received these automatic option grants. Mr. Stone's options ceased vesting upon his resignation from the Board of Directors, at which time options to purchase 3,333 shares of Common Stock were vested and exercisable for 30 days following the date of his resignation. The Company also has granted an option to Mr. Sculley to purchase up to 50,000 shares of Common Stock at an exercise price of $7.50 per share, vesting over four years, and reimburses him for certain expenses incurred to attend Board of Directors meetings.

  Contractual Arrangements

         The Company is party to a voting agreement with IBM (the "IBM Voting Agreement") which provides that IBM will vote its shares of voting stock in a way that limits the number of IBM representatives on a six-member Board of Directors to three, notwithstanding IBM's right to elect a greater number of directors under the Delaware General Corporation Law. The agreement defines an IBM representative as an officer, director or other agent or employee of IBM, IBM's subsidiaries or any other entity controlled by IBM, other than the Company. The voting agreement also obligates the Company and IBM to maintain a Board of Directors consisting of six members unless the holders of a majority of outstanding voting stock, excluding IBM's shares, approve an amendment to the Company's Amended and Restated Bylaws or Restated Certificate of Incorporation to change the size of the Board of Directors. The IBM Voting Agreement remains in effect until IBM holds less than 45% of the Company's voting securities on a fully-diluted basis (as defined in the IBM Voting Agreement) for a period of 180 consecutive days. As of December 31, 1999, IBM held approximately 52% of the Company's voting securities as calculated on this fully-diluted basis, which takes into account outstanding warrants and options to purchase shares of Common Stock. While the IBM Voting Agreement remains effective, it may allow IBM's representatives on the Board of Directors to control any determinations with respect to most material transactions outside the ordinary course of the Company's business, including mergers or other business combinations, the acquisition or disposition of the Company's assets, future issuances of Company equity or debt securities and the payment of dividends.

Executive Officers

         The names of, and certain information regarding, executive officers of the Company who are not Directors of the Company, are set forth below. The executive officers serve at the pleasure of the Board of Directors and the Chief
Executive Officer.

            Name                Age                              Positions with the Company
            ----                ---                              --------------------------
Russell F. Surmanek             42     Executive Vice President, Finance and Operations and Chief Financial Officer
Morris Taradalsky               53     Executive Vice President and General Manager, Enterprise
Mark Patton                     42     Executive Vice President and General Manager, Small Business Markets
Peter Shaw                      53     Executive Vice President, Corporate Development
Steven Mitgang                  38     Executive Vice President, Small Business and Corporate Marketing
Jack Rotolo                     39     Senior Vice President, Worldwide Sales
Gagan (Sal) Arora               26     Chief Technology Architect and Vice President, Engineering

                  Russell F. Surmanek has served as Executive Vice President, Finance & Operations, and Chief Financial Officer since April 1999. From 1990 to 1999, Mr. Surmanek served in several senior financial management positions at Oracle Corporation, most recently as Vice President, Finance & Administration, Worldwide Operations. From 1989 to 1990, Mr. Surmanek was Controller, North America Sales & Support for International Computers Limited (ICL). From 1983 to 1989 Mr. Surmanek held various financial management positions at Racal-Milgo, Inc., a data communications equipment manufacturer. From 1981 to 1983, Mr. Surmanek held various finance positions at Northern Telecom, Inc. Mr. Surmanek holds a B.S. in Business Administration from the State University of New York at Buffalo, and an M.B.A. from the University of Michigan.

                  Morris Taradalsky has served in various senior executive capacities since joining the Company in April 1997, and was appointed Executive Vice President and General Manager, Enterprise in August 1999. From April 1994 to April 1997, Mr. Taradalsky served as Chief Executive Officer of MicroNet Technology, Inc., a privately-held storage systems supplier. From December 1988 to April 1994, Mr. Taradalsky was employed at Apple Computer, Inc. where he was General Manager of the Apple Business Systems Division. Prior to joining Apple Computer, Mr. Taradalsky was employed by IBM for 18 years in a number of positions, including Vice President and General Manager, Santa Teresa Laboratory. Mr. Taradalsky graduated magna cum laude from Pennsylvania State University with a B.S. in Mathematics.

                  Mark Patton was appointed Executive Vice President and General Manager, Small Business Markets in October 1999, having served as Senior Vice President, Worldwide Sales and Corporate Marketing since December 1996. From February 1995 to November 1996, Mr. Patton was Vice President and General Manager of the Digital and Applied Imaging Division at Eastman Kodak, Inc. From February 1994 to February 1995, Mr. Patton was Vice President and General Manager, American Division at Logitech, Inc., a computer peripheral products manufacturer. From August 1985 to February 1994, Mr. Patton held various sales management positions at Apple Computer, Inc. Mr. Patton holds a B.A. in Speech Communication from the University of Washington.

                  Peter Shaw was appointed Executive Vice President, Corporate Development in October 1999. Prior to joining the Company, Mr. Shaw was Chairman, CEO and President of Sitematic Corporation. From December 1995 to June 1997, Mr. Shaw was senior vice president of NetManage, where he was responsible for the company's international operations and key North American accounts. From August 1989 to November 1995, Mr. Shaw was President and CEO of AGE Logic, an Intranet connectivity software company that he founded and subsequently sold to NetManage. From September 1976 to February 1983, he was founder, President, and CEO of Megatek Graphic Systems. Mr. Shaw holds a B.S.E. in engineering from City College of New York, and an MBA from the University of Connecticut.

                  Steven Mitgang was appointed Executive Vice President, Small Business and Corporate Marketing in October 1999. Prior to joining the Company, Mr. Mitgang was Senior Vice President of Marketing and Business Development at Sitematic. From December 1995 to August 1998, Mr. Mitgang was Senior Vice President of Marketing for Jostens Learning Corporation, a curriculum software company. Mr. Mitgang held executive-level positions with the Upper Deck Company from August 1991 to January 1995 and with Reebok International from August 1989 to August 1991. From June 1984 to August 1989, Mr. Mitgang managed accounts in the New York office of Chiat/Day Advertising. Mr. Mitgang holds an A.B. in Architecture from the University of California, Berkeley.

                  Jack Rotolo was appointed Senior Vice President, Worldwide Sales in August 1999. From 1997 until August, Mr. Rotolo was Vice President, Sales. Prior to joining the Company, Mr. Rotolo was senior manager of Apple Computer's consumer markets solution development organization from February 1993 to February 1996. While at Apple, Mr. Rotolo also managed the business, consumer and higher education channel strategy organization and held various sales management positions in the reseller operations group. Before joining Apple, Mr. Rotolo worked as regional manager for Pepsi-Cola Bottling Group. He holds a B.S. in Finance from the University of Dayton.

                  Sal Arora has served as Chief Technology Architect and Vice President, Engineering, Desktop Products and Online Services since November 1995. From September 1994 to November 1995, Mr. Arora was the lead engineer at Rae Technology. From June 1992 to September 1994, Mr. Arora was a software engineer at ACIUS Inc. Mr. Arora holds a B.A. in Computer Science from the University of California, Berkeley. Sal Arora is the brother of Samir Arora, who is Chairman of the Board, Chief Executive Officer and President of the Company.

                             EXECUTIVE COMPENSATION

Summary Compensation Table

         The following Summary Compensation Table sets forth summary information as to compensation received by the Company's Chief Executive Officer and each of the four other most highly compensated persons who were serving as executive officers of the Company as of September 30, 1999, (collectively, the "named executive officers") for services rendered to the Company in all capacities during the two fiscal years ended September 30, 1999.

                                                                                          Long-Term Compensation
                                                            Annual Compensation                   Awards
                                                      --------------------------------- ----------------------------
                                                                                           Securities Underlying
                                                                                                  Options
     Name and Principal Position         Fiscal Year       Salary            Bonus             #'s of shares
----------------------------------------------------- -----------------  -------------   --------------------------
Samir Arora                                 1999          $183,129         $ 55,987                 --
Chairman of the Board, Chief Executive      1998           175,338           47,434                 --
Officer, and President

Russell F. Surmanek                         1999           108,447          113,750              235,000
Executive Vice President, Finance and       1998              --               --                   --
Operations, Chief Financial Officer

Morris Taradalsky                           1999           176,073           24,343               63,333
Executive Vice President and General        1998           166,048           86,095                 --
Manager, Enterprise

Mark Patton                                 1999           162,525          105,754               71,666
Executive Vice President and General        1998           150,000           35,555                 --
Manager, Small Business Markets

Jack Rotolo (1)                             1999           119,923           53,774              166,666
Senior Vice President, Worldwide            1998              --               --                   --
Sales

--------------------------
(1)  Mr. Rotolo became an executive officer in August 1999, and these figures reflect his compensation for the entire fiscal year.

Option Grants in Last Fiscal Year

         The following table provides information regarding the grant of stock options during fiscal year 1999 to the named executive officers.

                                                 Individual Grants
                               -----------------------------------------------------
                                                                                     Potential Realizable Value
                                                                                      at Assumed Annual Rate of
                                                % of Total                             Stock Price Appreciation
                                 Number of       Options                                     for Option
                                   Shares       Granted to     Exercise                        Term (7)
                                 Underlying     Employees        Price     Expiration ---------------------------
            Name                Options (1)     in Fiscal      ($/share)      Date         5%          10%
-----------------------------------------------------------------------------------------------------------------
Samir Arora                           --           --%        $     --         --      $     --    $     --

Russell F. Surmanek               235,000(2)       13         $   7.50     24-Mar-09    1,108,427   2,808,971

Morris Taradalsky                  33,333(3)        2             7.50     09-Dec-08      157,223     398,432
                                   30,000(5)        2            7.375     01-Jul-09      139,143     352,615

Mark Patton                        41,666(3)        2             7.50     09-Dec-08      196,526     498,037
                                   30,000(5)        2            7.375     01-Jul-09      139,143     352,615

Jack Rotolo                        16,666(3)        1             7.50     12-Sep-08       78,609     199,210
                                   10,000(4)        1            12.00     05-May-09       75,467     191,249
                                   40,000(5)        2             8.06     30-Jun-09      202,755     513,823
                                  100,000(6)        5             5.81     25-Aug-09      365,388     925,961

----------------
(1) Options are incentive stock options to the extent qualified and nonstatutory options otherwise. The options generally terminate 30 days following the executive's employment with the company or the expiration date, whichever occurs earlier. The exercise price of each option was determined to be equal to or greater than the fair market value per share of the Common Stock at the grant date.

(2) Options to purchase 35,000 shares fully vested three months following the date of grant. Options to purchase 200,000 shares vest as follows: 25% after six months, 2.5% per month for the next six months; 50% shall vest in twenty-four equal monthly installments thereafter, and 10% shall vest in equal monthly installments for the next twelve months. See "Executive Compensation--Employment Contracts."

(3)  Options  vest as to 25% after one year,  and 1/36 monthly  thereafter.

(4)  Options vest in 12 equal monthly installments.

(5)  Options vest in 24 equal monthly installments.

(6) Options vest as to 35,000 shares after three months, and as to the balance of the share over the next 24 months in equal installments, and vesting will accelerate on a change of control so that 70% of the total number of shares subject to options will be fully vested on the date of the change of control.

(7) Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock price appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date. The gains shown are net of the option exercise price, but do not include deductions for taxes or other expenses associated with the exercise of the option or the sale of the underlying shares. The actual gains, if any, on the exercise of stock options will depend on the future performance of the Common Stock, the option holder's continued employment throughout the option period and the date on which the options are exercised.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Values

         The  following  table  provides  information  regarding  the  aggregate exercises of options by each of the named executive officers. In addition,  this
table   includes  the  number  of  shares  covered  by  both   exercisable   and
unexercisable  stock  options  as of  September  30,  1999,  and the  values  of
"in-the-money"  options,  which values represent the positive spread between the exercise  price  of any  such  options  and the  fiscal  year-end  value  of the
Company's Common Stock.
                                                                                           Value of the Unexercised
                                                                Number of Securities                In-The
                                                               Underlying Unexercised     Money Options at Fiscal Year
                                  Shares                     Options at Fiscal Year End              End(2)
                               Acquired on        Value      ------------------------------------------------------------
           Name                  Exercise     Realized(1)    Exercisable   Unexercisable  Exercisable  Unexercisable
-------------------------------------------------------------------------------------------------------------------------
Samir Arora                                       $            140,625         84,375     $   558,984  $    335,390

                                                                                                 --            --
Russell F. Surmanek                                             35,000        200,000


Morris Taradalsky                                               83,055        113,611         332,289       217,709


Mark Patton                       73,358          486,639       16,051        107,255          64,187       177,334


Jack Rotolo                       19,069          111,914       13,421        180,627         197,460        85,104

-------------------
(1) The value realized represents the aggregate market value of the shares covered by the option on the date of exercise less the aggregate exercise price paid by the executive officer.

(2) The value of unexercised in-the-money options at fiscal year end assumes a fair market value for the Company's Common Stock of $5.63, the closing market price per share of the Company's Common Stock as reported on the Nasdaq National Market on September 30, 1999.

Employment Contracts

         The Company entered into an employment agreement with Russell F. Surmanek, Executive Vice President, Finance and Operations and Chief Financial Officer, as of April 5, 1999. The employment agreement has a term of 24 months. Under the agreement, Mr. Surmanek is entitled to receive an annual salary of $220,000 plus a 15% sales target bonus payable semi-monthly, 20% of his annual salary as an annual fiscal year bonus, and a starting bonus of $100,000. If Mr. Surmanek's employment is terminated without cause before April 5, 2001, he is entitled to be paid the remaining salary which would have been payable during the term, including pro-rata bonus amounts. Additionally, under the agreement the Company has granted options to purchase 235,000 shares of Common Stock to Mr. Surmanek. See "Executive Compensation - Option Grants in the Last Fiscal Year." If Mr. Surmanek's employment is terminated for any reason, other than for cause, the agreement provides for the acceleration of vesting of his stock options so that 65% of the shares underlying the options will be vested as of the date of termination. If the company is acquired by another company, the vesting of Mr. Surmanek's stock options also will accelerate by one calendar year, or as necessary to provide for vesting of at least 65% of the shares underlying the options as of the date of the acquisition.

Loans to Officers and Directors

         In October 1999, the Company advanced $200,000 to Russell F. Surmanek, which is evidenced by a promissory note bearing interest at the applicable federal rate as defined in Section 1274(d) of the Internal Revenue Code of 1986, as amended (the "Code"). The note is due in full two years from the date of issuance. Prior to the due date, under the terms of the promissory note, Mr. Surmanek is obligated to repay the advance only from certain proceeds from the sale of 15,000 shares to be acquired upon the exercise of stock options.

                                PERFORMANCE GRAPH

         The following graph compares cumulative total stockholder return on the Company's Common Stock with that of the Nasdaq Composite Index and the Nasdaq Computer and Data Processing Services Stocks index (the "Nasdaq Computer Index"). The comparison assumes that $100 was invested on May 7, 1999 (the date of the Company's initial public offering) in the Company's Common Stock, the stocks included in the Nasdaq Composite Index and the stocks included in the Nasdaq Computer Index. The stock price performance on the graph below is not necessarily indicative of future price performance.

[The following descriptive data is supplied in accordance with Rule 304(d) of Regulation S-T]

                                                      5/7/99         9/30/99
                                                      ------         -------
NetObjects, Inc.                                       100             41.54
Nasdaq                                                 100            110.06
Nasdaq Computer & Data Processing Services Stocks      100            118.13


                                [OBJECT OMITTED]

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Set forth below is a summary of certain material transactions between the Company and any of its Directors, executive officers or holders of more than 5% of the Company's Common Stock, or between the Company and persons in which Directors, executive officers or such stockholders have direct or indirect material interests for the period October 1, 1998 through December 31, 1999.

Transactions with IBM

         Notes and Warrants. In October and December 1998, the Company issued 10% convertible notes for approximately $10.1 million and $825,000, respectively, to IBM. The notes, including accrued interest, converted into 1,979,875 shares of Common Stock on the closing of the Company's initial public offering. With the notes the Company also issued warrants to purchase shares of Series E-2 Preferred Stock to IBM at an exercise price of approximately $6.68 per share, which converted into the right to purchase 189,062 shares of Common Stock on the closing of the initial public offering. These warrants are exercisable for five years from their respective issuance dates and, at IBM's option, are exercisable on a net basis by surrendering shares of Common Stock as payment of the exercise price.

         On February 4, 1999, IBM agreed to purchase up to approximately $3.4 million of 10% notes and additional warrants. The notes were similar to the earlier issued notes, but were not convertible into Preferred Stock. The warrant terms were identical to the earlier issued warrants. The Company issued a note in the amount of $2.0 million and a warrant to purchase shares of Series E-2 Preferred Stock to IBM on February 18, 1999. On March 23, 1999, the Company issued a note for approximately $1.41 million and an additional warrant to purchase shares of Series E-2 Preferred Stock to IBM. The Company repaid all indebtedness under the additional notes upon the closing of the initial public offering, at which time the two warrants became exercisable for the purchase of a total of 64,132 shares of Common Stock.

         On April 23, 1999, the Company obtained an additional $2.0 million loan from IBM under a 10% unsecured demand note. The Company repaid the principal and interest due under the note from the proceeds of the Company's initial public offering.

         Software License Agreement. The Company and IBM have a 10-year software license agreement, originally entered into on March 18, 1997. The agreement provides for payment of royalties by IBM to the Company in connection with sales of product bundles that include the Company's products and for payment to the Company for services performed in connection with the IBM WebSphere project. The agreement has been amended a number of times. The agreement obligates the Company to place all of its source code into an escrow. IBM may obtain access to the source code upon events of default related to the Company's failure to provide required maintenance and support or its bankruptcy or similar event of financial reorganization. IBM may use the source code that it obtains to create derivative works, which it will own subject to the Company's rights in the underlying software. Additional terms of the software license agreement and its amendments and certain transactions occurring under the agreement as amended since October 1, 1998 are as follows:

         o Amendment Number 1 and Amendment Number 4 license IBM to use the Company's products in its internal operations by paying for upgrade copies at an annual rate of 25% of $402,000 or at a per copy royalty rate. Amendment Number 4 also sets forth royalty rates for the Company's products if they are bundled and sold by IBM with IBM products. These rates are based on the percentage which the value of the Company's product bears to the total value of all of the other products in the bundle. If the value of the Company's product is equivalent to or less than the total value of all of the other products in the bundle, the Company receives 37% of IBM's average selling price for a stand-alone license of the Company's product during a calendar quarter. If the value of the Company's product is more than the value of the other products, the Company receives 69% of IBM's average selling price for a stand-alone license of the Company's product during a calendar quarter. If IBM sells the Company's products alone, the Company receives 75% of IBM's average selling price for a stand-alone license of the Company's product during a calendar quarter.

         o In Amendment Number 3 and Amendment Number 7, IBM agreed to translate the Company's software into languages other than English for which we are required to pay 115% of the costs associated with the translation. The costs are recovered through the sales of the Company's products outside of the United States by IBM and Lotus by reducing the royalty rate otherwise due to us by 50%. The Company is permitted to repay the translation costs over an extended period of time, and the repayment is derived solely from earned international royalties. This agreement expired on December 31, 1999.

         o The Company became an IBM "Business Partner" under Amendment Number 5, which permits the Company to resell IBM products and pay IBM 50% of the royalty payment received by the Company.

         o The Company agreed to perform services for IBM to make its products compatible with and to integrate its products with IBM's WebSphere products in Amendment Number 6 and Amendment Number 8. Under Amendment Number 6, the Company was to receive a minimum amount of license fees equal to the total amount of our expenditures on the project, plus a 20% profit margin. Amendment No. 8 modified the arrangement to provide for the Company's receipt of services revenues equal to the total amount of our expenditures plus a 5% profit margin instead. These amendments further provided for the Company to receive license fees on bundles of its products with IBM's WebSphere products calculated, generally, at 50% of the applicable software license agreement royalty rate, as described above.

         o IBM has paid the Company $350,000 for developing a capability in one of our products so that it supports wireless markup language for IBM's wireless group.

         o The Company and IBM amended a letter agreement subject to all other terms of the software license agreement to bundle NetObjects Fusion with Lotus' Designer for Domino, extending the term from September 30, 1998 to June 30, 1999 and increasing the minimum amount of license fees payable under the agreement by $500,000 and the minimum number of copies. In April 1999, the Company entered into a new contract to bundle a version of NetObjects Fusion with Lotus Designer Application Studio for Domino R5, which expired on December 31, 1999. The Company and IBM also entered into a letter agreement, dated December 22, 1999, in which the Company granted IBM the right to bundle copies of NetObjects' Fusion 3.01 with Lotus SmartSuite during the calendar year 2000, for which IBM paid the Company a one-time fee of $1.0 million. The Company agreed to reimburse IBM for up to $400,000 for promotional and advertising expenditures that IBM incurs in marketing these bundles.

         o IBM granted the Company a non-exclusive right to incorporate utilities for Lotus FastSite into NetObjects Fusion 5.0 for a one-time fee of $75,000.

         Other License Agreements.

         During the fiscal year 1999:

         o The Company entered into a trademark license agreement with IBM that permits IBM to use the NetObjects trademark on certain products developed by IBM in Japan. IBM must pay the Company fifty cents for each use.

         o IBM granted the Company a license to reproduce and create derivative works from and to distribute a value-added version of IBM's Build-IT software until IBM terminates the license. The Company must pay IBM 10% of the gross revenues received when it distributes the software. There is a minimum royalty of $5 and a maximum royalty of $20 per software bundle.

         o Lotus granted the Company a license to copy and distribute Lotus FastSite for NAS, version 2.0, a document conversion program for use with NetObjects Authoring Server, for a one-year term. The Company is obligated to pay Lotus a per copy royalty of 25% of our average selling price up to 5,000 units and 20% of our average selling price for copies in excess of that, but in no event less than $15 per copy. The Company has granted to Lotus a royalty-free, perpetual right to copy and distribute software it developed that facilitates integration between Lotus FastSite and NetObjects Authoring Server.

         Loan and Security Agreement. Upon completion of the Company's initial public offering in May 1999, the Company repaid approximately $19.0 million in total principal amount under convertible revolving credit notes issued to IBM Credit Corp pursuant to the terms of a revolving loan and security agreement dated December 23, 1997.

         Voting Agreement. In January 1999, the Company and IBM entered into the IBM Voting Agreement.

Distribution Agreement with Novell

         During fiscal year 1999, Novell bundled NetObjects Fusion with Novell's NetWare for Small Business product offering under a license agreement providing for royalties on a per unit basis as products are sold by Novell. The Company was entitled to receive a minimum of $500,000 of royalties under the Novell agreement. This license agreement automatically renews for additional one-year periods unless terminated by either party, and is currently in effect. After September 30, 2000, either party may terminate the agreement on 90 days' written notice. Christopher M. Stone, a former Executive Vice President with Novell, was a director of the Company until January 25, 2000. Blake Modersitzki, Managing Director of Novell Ventures, was elected as a Director on January 25, 2000.

Other Transactions

         Novell purchased 333,333 shares of the Company's Series F-2 Preferred Stock for $9.00 per share, under a stock purchase agreement dated October 16, 1998. Under the stock purchase agreement, Novell received the right to have an observer attend meetings of the board of directors so long as Novell remains the beneficial owner of not less than 1% of the Company's stock, assuming the exercise or conversion of all options and warrants. The Company's Board of Directors may terminate this rights in its discretion at any time after October 26, 1999.

         During the fiscal year ending  September  30,  1999,  the Company  sold
44,918 and 37,432 shares of Series E Preferred Stock at a purchase price of approximately $6.68 per share to Samir Arora and one former executive officer, David Kleinberg, respectively.

         The Company is a licensee of Rae Technology, Inc. patents under an April 10, 1997 license agreement. Samir Arora is a director, President and a majority shareholder of Rae Technology, Inc. During fiscal year 1999, the Company reimbursed Rae Technology approximately $30,000 for patent prosecution expenses under the terms of the license agreement.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's Directors and officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission (the "SEC") initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Directors, officers and greater than ten percent holders are required by SEC regulation to furnish the Company with copies of all Section 16(a) reports they file.

         To the Company's knowledge, except as noted below, based solely on review of the copies of the above-mentioned reports furnished to the Company and written representations regarding all reportable transactions, during the fiscal year ended September 30, 1999, all Section 16(a) filing requirements applicable to its Directors, officers and greater than ten percent holders were complied with on time. Jack Rotolo filed late one report on Form 4 reflecting his acquisition of options to purchase 100,000 shares of Common Stock in August 1999.

                     REPORT ON EXECUTIVE COMPENSATION BY THE
                COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

         The Compensation Committee (the "Committee") comprises two independent members of the Board of Directors. Effective as of the closing of the Company's initial public offering on May 12, 1999, the Company's Board of Directors delegated to the Committee responsibility for reviewing, recommending and approving the Company's compensation policies and benefits programs. The Committee also has the principal responsibility for the administration of the company's stock plans, including approving stock option grants to executive officers.

Compensation Philosophy

         The Company's executive compensation policy is designed to attract and retain qualified executive personnel by providing executives with a competitive total compensation package based in large part on their contribution to the financial and operational success of the Company, the executive's personal performance and increases in stockholder value as measured by the Company's stock price.

Compensation Program

         The compensation package for the Company's executive officers comprises the following three components:

         Base Salary. The Committee determines the base salary of each executive based on the executive's scope of responsibility, past accomplishments and experience and personal performance, internal comparability considerations and data regarding the prevailing compensation levels for comparable positions in relevant competing executive labor markets. The Committee may give different weight to each of these factors for each executive, as it deems appropriate. In selecting comparable companies for the purpose of setting competitive compensation for the Company's executives, the Committee considers many factors not directly associated with stock price performance, such as geographic location, annual revenue and profitability, organizational structure, development stage and market capitalization.

         Annual Incentive Compensation. Annual bonuses can be earned by each executive officer under the Company's senior executive bonus plan. Each executive officer's potential bonus under the plan is set at a percentage of his or her base salary. Generally, bonuses are paid on the basis of the Company's performance as measured against certain pre-established performance measures, principally revenues, and the attainment of individual objectives set for each officer other than the Company's CEO, based upon the CEO's recommendations. The Committee establishes the performance objectives for the CEO. The current base salary and bonus percentages for Russell F. Surmanek, the Company's Executive Vice President, Finance and Operations and Chief Financial Officer, were established by an employment agreement signed when Mr. Surmanek joined the Company in April 1999. The agreement has a two-year term.

         Stock Options. The Committee believes that granting stock options to executives and other key employees on an ongoing basis gives them a strong incentive to maximize stockholder value and aligns their interests with those of other stockholders. The Committee determines stock option grants to senior executives and other officers of the Company and has authorized the Company's CEO and its Chief Financial Officer to determine stock option grants for all other employees, subject to the Committee's approval of total share allocations from the Company's option plan. In determining the size of stock option grants, the Committee considers the executive's current position with and responsibilities to the Company, potential for increased responsibility and promotion over the option term, tenure with the Company and performance in recent periods, as well as the size of comparable awards made to executives in similar positions in competing executive labor markets. Generally, each stock option grant allows the executive to purchase shares of the Company's common stock at a price per share equal to the market price on the date the option is granted, but the Committee has the power to grant options at a lower price if considered appropriate under the circumstances. Each stock option grant generally becomes exercisable, or vests, in installments over time, contingent upon the executive's continued employment with the Company. The Committee also has approved some option grants to executives that provide for accelerated vesting upon a change of control of the Company.

         Compensation of Chief Executive  Officer.  The  compensation  for Samir
Arora, the Company's Chief Executive Officer, is comprised of the three components described above, and is reviewed annually. In setting Mr. Arora's compensation package for fiscal year 1999, the Committee intended to provide a base salary competitive with that paid to other chief executive officers in competing executive labor markets, and to make a significant portion of the total compensation package contingent upon the financial and operational performance of the Company. During the fiscal year, the Company paid Mr. Arora a base salary of approximately $200,000. Mr. Arora was awarded a total cash bonus of approximately $47,000 based primarily on the Company's achievement of financial and operational targets and the Committee's assessment of his personal performance for the year, including his leadership of the Company to the successful completion of its initial public offering, as well as his efforts in closing major contracts for the Company.

         Compliance with Internal Revenue Code Section 162(m). Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to publicly-held companies for compensation paid to certain executive officers, to the extent that compensation paid to the officer exceeds $1 million during the Company's taxable year. The compensation paid to the Company's executive officers for the year ended September 30, 1999 did not exceed the $1 million limit per officer. In addition, the Company's Amended and Restated 1997 Stock Option Plan and executive incentive option grants have been structured so that any compensation deemed paid to an executive officer in connection with the exercise of his or her outstanding options with an exercise price per share equal to the fair market value per share of the Common Stock on the grant date will qualify as performance-based compensation that will not be subject to the $1 million limitation. It is very unlikely that the cash compensation payable to any of the Company's executive officers in the foreseeable future will approach the $1 million limit, and the Compensation Committee does not expect to take any action at this time to modify cash compensation payable to the Company's executive officers to avoid the application of Section 162(m).

                                    Lee A. Dayton, Compensation Committee Member
                                     John Sculley, Compensation Committee Member

         COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         The Compensation Committee of the Company's Board of Directors was formed in May 1999 and comprises Messrs. Lee A. Dayton and John Sculley. Neither of these individuals was at any time during fiscal 1999, or at any other time, an officer or employee of the Company. Mr. Samir Arora participated in deliberations of the Board of Directors and of the Compensation Committee, which was established during fiscal year 1999, concerning executive officer compensation. No executive officer of the Company serves as a member of the or compensation committee of any other entity that has one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee.

               --------------------------------------------------
                                 PROPOSAL NO. 1:
                              ELECTION OF DIRECTORS
               --------------------------------------------------

         At the Meeting, six Directors (constituting the entire Board of Directors) are to be elected to serve until the next annual meeting of Stockholders and until a successor for such Director is elected and qualified, or until the death, resignation or removal of such Director. There are six nominees, all of whom are currently Directors of the Company.

                                    NOMINEES

         Set forth below is information regarding the nominees for election to the Board of Directors:

            Name                     Position(s) with the Company            Age             First Elected Director
------------------------------     ----------------------------------     -----------      ---------------------------
Samir Arora                        Chairman of the Board, Chief               34                      1995
                                   Executive Officer and President
Robert G. Anderegg                 Director                                   50                      1997
Lee A. Dayton                      Director                                   56                      1997
Blake Modersitzki                  Director                                   33                      2000
John Sculley                       Director                                   60                      1996
Michael D. Zisman                  Director                                   50                      1997

         A plurality of the votes cast at the Meeting is required to elect each nominee as a Director. Unless authority to vote for any of the nominees named above is withheld, the shares represented by the enclosed proxy will be voted FOR the election as Directors of such nominees. Each person nominated has agreed to serve if elected, and the Board of Directors has no reason to believe that any nominee will be unavailable or will decline to serve. In the event, however, that any nominee is unable or declines to serve as a Director at the time of the Meeting, the proxies will be voted for any nominee who is designated by the current Board of Directors to fill the vacancy.

         The Board of Directors recommends that the Stockholders vote FOR the election of all of the above nominees.


               --------------------------------------------------
                                 PROPOSAL NO. 2:
                    AMENDMENT TO THE RESTATED CERTIFICATE OF
                     INCORPORATION TO INCREASE THE NUMBER OF
                        AUTHORIZED SHARES OF COMMON STOCK
               --------------------------------------------------

         On January 25, 2000, the Board of Directors unanimously approved an amendment to the Company's Restated Certificate of Incorporation to increase the authorized number of shares of Common Stock of the Company from 60,000,000 to 120,000,000. The number of authorized shares of preferred stock of the Company will remain unchanged at 6,000,000 shares.

         If approved by the stockholders, the amendment will become effective upon the filing of a Certificate of Restated Certificate of Incorporation with the Delaware Secretary of State. The amendment would change Article IV, Section 1 of the Company's Restated Certificate of Incorporation to read in its entirety as follows:

          "SECTION 1. The total number of shares of all classes of stock which the Corporation has authority to issue is One Hundred Twenty-Six Million (126,000,000) shares, consisting of two classes: One Hundred Twenty Million (120,000,000) shares of Common Stock, $0.01 par value per share, and Six Million (6,000,000) shares of Preferred Stock, $0.01 par value per share."

Purpose and Effect of the Amendment

         At December 31, 1999, the Company had 27,102,781 shares of Common Stock outstanding. Taking into account shares authorized for stock options granted under the Company's Amended and Restated 1997 Stock Option Plan and Amended 1999 Employee Stock Purchase Plan, and otherwise, as well as shares subject to warrants to purchase Common Stock (without considering the "net exercise" provisions of such warrants), the Company would have currently fewer than 20 million shares remaining available for other purposes. Accordingly, the objective of the increase in the authorized number of shares of Common Stock is to ensure that the Company has sufficient shares available for future issuances.

         The Board of Directors believes that it is prudent to increase the authorized number of shares of Common Stock to the proposed levels in order to provide a reserve of shares available for issuance to meet business needs as they arise. Such future activities may include, without limitation, financings, establishing strategic relationships with corporate partners, providing equity incentives to employees, officers or directors, or effecting stock splits or dividends. The additional shares of Common Stock authorized may also be used to acquire or invest in complementary businesses or products or to obtain the right to use complementary technologies.

         Approval of the increase in the number of authorized shares of Common Stock would not affect the rights, privileges, and preferences of the holders of currently outstanding Common Stock of the Company, except for the effects incidental to increasing the number of shares of the Company's Common Stock outstanding.

         If the stockholders approve the increase in the number of authorized shares of Common Stock, the Board of Directors may cause the issuance of additional shares of Common Stock without further vote of stockholders of the Company, except as provided under Delaware corporate law or under the rules of the Nasdaq National Market or any national securities exchange on which shares of Common Stock of the Company are then listed. Current holders of Common Stock have no preemptive or like rights, which means that current stockholders do not have a prior right to purchase any new issue of capital stock of the Company in order to maintain their ownership interest therein. The issuance of additional shares of Common Stock would decrease the proportionate equity interest of the Company's current stockholders and, depending upon the price paid for such additional shares, could result in dilution to the Company's current stockholders.

Potential Anti-Takeover Effect

         In the event this proposal is approved, it could, under certain circumstances, have an anti-takeover effect, although this is not the intention of this proposal. The increased number of authorized shares of Common Stock could discourage, or be used to impede, an attempt to acquire or otherwise change control of the Company. The private placement of shares of Common Stock into "friendly" hands, for example, could dilute the voting strength of a party seeking control of the Company.

         Although the Company has no present intention to use the additional authorized shares of Common Stock for such purposes, if this proposal is adopted, more capital stock of the Company would be available for such purposes than is currently available.

Vote Required

         The affirmative vote of a majority of the outstanding shares of Common Stock entitled to vote at the Meeting will be required to approve the amendment to the Company's Certificate of Incorporation increasing the number of authorized shares of Common Stock from 60,000,000 to 120,000,000.

         The Board of Directors recommends that the stockholders vote FOR the proposal to amend the Company's Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock.



               --------------------------------------------------
                                 PROPOSAL NO. 3:
                 AMENDMENT TO THE COMPANY'S AMENDED AND RESTATED
                  1997 STOCK OPTION PLAN TO INCREASE THE SHARES
                             ISSUABLE UNDER THE PLAN
               --------------------------------------------------


                             DESCRIPTION OF THE PLAN

General

         The Amended and Restated 1997 Stock Option Plan (the "Plan") was adopted in April 1997 and was amended and restated upon Board of Directors and stockholder approval effective May 12, 1999 to provide for 4,500,000 shares of Common Stock reserved for issuance upon the exercise of options granted under the Plan. On November 22, 1999, the Board of Directors approved an amendment to the Plan to increase the maximum aggregate number of shares of Common Stock reserved for issuance under the Plan from 4,500,000 shares to 7,600,000 shares. The Board of Directors also approved the grant of options for the purchase of 1,000,000 of such additional shares to key managers and employees. None of these newly granted options can be exercised, however, until the stockholders have approved the amendment to the Plan. The Board of Directors has considered the amendment of the Plan to increase the number of shares reserved for issuance thereunder to be in the Company's best interest so that the Company may attract high quality employees necessary to build the Company and continue to provide ongoing incentives to the Company's employees in the form of options to purchase the Company's Common Stock.

         At December 31, 1999, options covering an aggregate of 5,064,739 shares were outstanding under the Plan and 1,724,383 shares remained available for future grants. As of December 31, 1999, the options outstanding under the Plan had a weighted average exercise price of $7.748 per share with expiration dates between March 2007 and December 2009.

         The Plan allows for the grant of stock options intended to qualify as "incentive stock options" under Section 422 of the Code, as well as options that are not so qualified, or nonstatutory stock options. See "Federal Income Tax Consequences" below for information concerning the tax treatment of incentive stock options and nonstatutory stock options. The Plan is not qualified under
Section 401(a) of the Code and is not subject to the Employee Retirement Income Security Act of 1974, as amended.

Purpose

         The purpose of the Plan is to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentives to employees, directors and consultants of the Company and its subsidiaries and to promote the success of the Company's business.

Administration

         The Plan may be administered by the Board of Directors, or by a committee appointed by the Board of Directors and consisting of at least two members of the Board of Directors. The Plan currently is administered by the Compensation Committee (the "Committee") of the Board of Directors, which currently consists of two outside directors. Option grants may be approved by the Committee or the Board of Directors. The interpretation and construction of any provision of the Plan by the Board of Directors or the Committee is final and conclusive. All costs and expenses incurred in plan administration will be paid by the Company without charge to participants.

Eligibility

         The Plan provides that options may be granted to employees (including officers and employee directors), non-employee directors and consultants of the Company and its subsidiaries. The Committee approves the participants and the number of shares to be subject to each option based upon management recommendations. The Plan provides that the maximum number of shares of Common Stock that may be granted in any one calendar year to an eligible participant is 1,000,000 shares. Directors who are not employees of the Company at the date of grant upon first joining the Board of Directors are automatically granted an option to purchase 20,000 shares of Common Stock ("Directors Options"). Under the Plan, the aggregate market value of shares subject to all incentive stock options granted to an optionee that become exercisable for the first time during any calendar year cannot exceed $100,000 (determined as of the date of grant). See "Federal Income Tax Consequences".

Standard Option Terms

         Each option is evidenced by a stock option agreement between the Company and the optionee. The following terms and conditions generally apply to all options, unless a participant agreement provides otherwise:

         Exercise of the Option. Generally, the optionee must earn the right to exercise the option by continuing to work for the Company. The Committee determines when options granted under the Plan may be exercisable, but in no event can any option be exercised more than ten years after the date of grant, or six years in the case of Directors Options. Unless otherwise provided in the stock option agreement, the purchase price of shares purchased upon exercise of an option shall be paid by any of the following means, or by any combination thereof: (1) cash; (2) check; (3) other shares of the Company's Common Stock.

         Exercise Price. The exercise price of options granted under the Plan is determined by the Committee and must not be less than: (1) the fair market value of the Common Stock on the date the option is granted in the case of incentive stock options; or (2) 85% percent of such fair market value in the case of nonstatutory stock options. Where the participant owns stock representing more than 10% of the total combined voting power of the Company's outstanding capital stock, the exercise price for an incentive stock option must not be less than 110% of such fair market value. The Plan further provides that if the optionee is an employee subject to the provisions of Section 162(m) of the Code, which limit the Company's income tax deduction for certain excessive compensation, the option price may not be less than fair market value at the date of grant.

         Termination of Employment. If an optionee's employment or other service with the Company terminates for any reason other than permanent and total disability or death, options under the Plan may be exercised within 30 days (or such other period of time as is determined by the Committee) after such termination, but may be exercised only to the extent the options were exercisable on the date of termination, subject to the condition that no option may be exercised after expiration of its term.

         Death or Disability. If an optionee should die or become permanently and totally disabled while employed by or engaged in other service for the Company, or within 90 days after termination of employment or other service, and such employment or other service was not interrupted from the date of the option grant through the date of death, disability or termination, options may be exercised at any time within 180 days following the date of disability, but only to the extent the options were exercisable on the date of termination or disability, whichever occurs first, subject to the condition that no option may be exercised after expiration of its term.

         Termination of Options. All options granted under the Plan expire on the date specified in the option agreement, but in no event shall the term of such options exceed ten years. However, all incentive stock options granted under the Plan to any participant who owns stock possessing more than 10% of the total combined voting power of the Company's outstanding capital stock must expire not later than five years from the date of grant.

         Nontransferability of Options. An option is nontransferable by the optionee otherwise than by will or the laws of descent and distribution, and is exercisable during the optionee's lifetime only by the optionee, or in the event of the optionee's death, by a person who acquires the right to exercise the option by bequest or inheritance or by reason of the death of the optionee. The Plan permits the Committee to modify this limitation to permit transfers of nonstatutory stock options to family members through gift or domestic relations order.

         Other Provisions. The option agreement may contain such other terms, provisions and conditions not inconsistent with the Plan as may be determined by the Committee or the Board of Directors.

Securities Subject to the Option Plan

         Prior to the approval of this Proposal No. 3 by the stockholders, the maximum number of shares which may be sold to participants under the Plan is 4,500,000 shares. If Proposal No. 3 is approved by the stockholders, the maximum number of shares which may be sold to participants under the Plan will be 7,600,000 shares. The Common Stock issuable under the Plan may be either shares of newly-issued Common Stock or shares of Common Stock reacquired by the Company, provided that any shares of Common Stock delivered to the Company in payment for the exercise of options shall not again become available for issuance under the Plan.

         In the event of any change in the Company's capital structure (whether by reason of any recapitalization, stock dividend, stock split, combination of shares or other similar change in corporate structure), appropriate adjustments shall be made by the Board of Directors in the number of shares subject to each option and the per share exercise price therefor.

         Unless otherwise determined by the Board of Directors, upon the dissolution or liquidation of the Company, all outstanding options granted under the Plan shall terminate. The Committee may, if it so determines in the exercise of its sole discretion, make provision for proportionately adjusting the number or class of securities covered by any option and the option price in the event the Company effects a reorganization, recapitalization or rights offering, and in the event the Company is consolidated with or merged into any other corporation. In addition, upon any merger or consolidation, if the Company is not the surviving corporation, or if the Company is the surviving corporation in a "triangular merger" transaction with a subsidiary of a "parent corporation" (as such term is defined and used in Section 175 and Section 1101 of the California General Corporation Law), the options granted under the Plan shall either be assumed by the new entity or the parent corporation, or shall terminate pursuant to the preceding sentence.

Amendment and Termination of the Plan

         The Board of Directors may amend the Plan at any time or from time to time as it deems advisable, subject to compliance with all applicable laws and stock exchange listing requirements. Amendments with respect to incentive stock options granted or to be granted under the Plan are further subject to any approval by stockholders required under the Code. However, no such action by the Board of Directors or stockholders may alter or impair any option previously granted under the Plan. In any event, the Plan terminates in April 2007.

No Additional Rights

         Neither the establishment of, nor a participant's participation in, the Plan shall be held or construed to confer upon any person any right to employment by the Company or any subsidiary of the Company.

                         FEDERAL INCOME TAX CONSEQUENCES

         Incentive Stock Options. An incentive stock option, or ISO, has restrictions on the option terms and the disposition of shares acquired from exercising the option. The option holder has the right to exercise the option during the option term. As the value of the stock increases, the option holder can benefit to the extent of the amount of such value in excess of the option exercise price. If the option holder satisfies the holding period requirements under the Code, the option holder does not recognize ordinary income at the time of option grant or exercise (although the spread between the option price and the option stock's fair market value constitutes an item of adjustment for alternative minimum tax, purposes under Section 56 of the Code), and the Company cannot deduct the related compensation expense. The option holder is taxed only upon disposition of the option stock. The gain is treated as a sale or exchange of a capital asset for a qualifying disposition. If disposition occurs within two years of the option holder's receipt of the option or within one year of receipt of the stock (i.e., a disqualifying disposition), the option holder generally recognizes at the time of the disposition first, ordinary income measured by the excess of the fair market value of the stock at the time of option exercise over the option price (i.e., the "bargain purchase element"), and second, capital gain measured by the excess of the disposition proceeds over the fair market value of the stock on the date of exercise. In such cases, the amount of ordinary income includible in the option holder's income is deductible by the employer.

         Nonstatutory Stock Options. The term nonstatutory stock option refers to options to purchase employer stock which, for some reason, do not satisfy the legal requirements to qualify as an ISO. A nonstatutory stock option is taxed to the optionee at the time of grant only if it has a readily ascertainable fair market value at that time (the Company's stock options do not have a readily ascertainable fair market value). Otherwise, the optionee is taxed at the time of exercise on ordinary income measured by the excess of the fair market value of the underlying shares at the time of exercise over the exercise price of the options. The employer has a corresponding compensation deduction at the time of exercise.

Vote Required.

         The affirmative vote of a majority of the votes cast affirmatively or negatively at the Meeting is required to ratify the Plan amendment. IBM and Samir Arora, who together hold more than 50% of the outstanding shares of Common Stock, have advised the Company that they will vote all of their shares in favor of this Proposal.

         The Board of Directors recommends that the Stockholders vote FOR the proposal to ratify the amendment of the Company's Amended and Restated 1997 Stock Option Plan to increase the number of shares of Common Stock reserved for issuance thereunder.

               --------------------------------------------------
                                 PROPOSAL NO. 4:
                  APPROVAL OF STOCK OPTION GRANTS TO EXECUTIVE
                                    OFFICERS
               --------------------------------------------------

         On November 8, 1999, the Compensation Committee of the Board of Directors approved the issuance of new options to purchase a total of 1,400,000 shares of Common Stock to existing senior executives. These options generally vest monthly based on continued employment with the Company over the following 24 months. The options have a term of 10 years and an exercise price equal to the fair market value of the Company's Common Stock on the date of grant. None of these options are exercisable, however, until their issuance has been ratified by the stockholders. At the time the Compensation Committee approved these option issuances, the Committee members considered them necessary to retain the Company's competitiveness in view of the tight labor market faced by all Silicon Valley e-commerce companies.

         The following table sets forth the stock option grants to be approved in this Proposal No. 4:

                                               NEW PLAN BENEFITS
-----------------------------------------------------------------------------------------------------------------
                 Name and Position                        Dollar Value ($)(1)              Number of Units
---------------------------------------------------- ------------------------------ -----------------------------
Samir Arora (2)                                                $1,875,000                       200,000
   Chairman of the Board, Chief Executive Officer
   and President

Russell F. Surmanek(3)                                          1,875,000                       200,000
   Executive Vice President, Finance and
   Operations, Chief Financial Officer

Morris Taradalsky                                               1,875,000                       200,000
   Executive Vice President and General Manager,
   Enterprise Markets

Mark Patton                                                     1,875,000                       200,000
   Executive Vice President and General Manager,
   Small Business Markets

Sal Arora (2)                                                   1,875,000                       200,000
   Vice President, Product Development

Steve Mitgang (3)                                               1,875,000                       200,000
   Executive Vice President, Small Business and
   Corporate Marketing

Jack Rotolo (3), (4)                                            1,875,000                       200,000
   Senior Vice President, Worldwide Sales                     -----------                     ---------
   Executive Group
                                                              $13,125,000                     1,400,000

-------------------
(1) Based upon a market price of $16.50, which is the closing price of a share of Common Stock on December 31, 1999, less the exercise price of $7.125, which was the closing price of a share of Common Stock on the date of grant.
(2)  Samir Arora and Sal Arora are brothers.
(3) Upon a change of control of the Company, as defined in the Executive Stock Option Agreement, these options vest in full.
(4)  Mr. Rotolo's options vest ratably over 12 months.

         All of the preceding option grants are subject to the terms of the Executive Stock Option Agreement in the form attached as Exhibit A, subject to the differences noted in the foregoing table. All of the options are nonstatutory stock options having the federal income tax consequences briefly summarized in the text accompanying Proposal No. 3. In addition, stockholder approval of these options prior to their exercise is required if they are to constitute performance-based compensation that is not subject to the deductibility limits of Section

162(m) of the Code. See "Report on Executive Compensation by the Compensation Committee of the Board of Directors."

         The affirmative vote of a majority of the votes cast affirmatively or negatively at the Meeting is required to approve Proposal No. 4. The executives listed above, including Mr. Arora, who is a Director, have a substantial direct interest in the approval of this Proposal No. 4. IBM and Mr. Arora, who together hold a majority of the shares of Common Stock outstanding, have advised the Company that they will vote all of their shares in favor of this Proposal.

         The Board of Directors recommend that the stockholders vote FOR ratification of the issuance of the preceding stock option grants to senior executives of the Company.

               --------------------------------------------------
                                 PROPOSAL NO. 5:
                         INDEPENDENT PUBLIC ACCOUNTANTS
               --------------------------------------------------

         The Board of Directors has appointed KPMG LLP, independent public accountants, to audit the financial statements of the Company for the fiscal year ending September 30, 2000. The Board of Directors proposes that the stockholders ratify this appointment. KPMG LLP has audited the Company's financial statements annually since fiscal 1998. The Company expects that its representatives will be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

         In the event that stockholders fail to ratify the appointment, the Board of Directors will reconsider its selection. Even if the selection is ratified, the Board of Directors, in its discretion, may direct the appointment of a different independent accounting firm at any time during the year if the Board of Directors determines that such a change would be in the Company's and its stockholders' best interests.

         Ernst & Young LLP was previously the Company's principal accountant. On October 29, 1997, Ernst & Young LLP was dismissed as the Company's principal accountant and KPMG LLP was engaged to audit the Company's consolidated financial statements. The Board of Directors approved the dismissal of Ernst & Young LLP and the appointment of KPMG LLP as the Company's principal accountants.

         In connection with the audit for the period from November 21, 1995, the Company's inception, through September 30, 1996, and the subsequent interim period through October 29, 1997, there were no disagreements with Ernst & Young LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to their satisfaction would have caused them to make reference in connection with their opinion on the subject matter of the disagreement.

         The affirmative vote of a majority of the votes cast affirmatively or negatively at the Meeting is required to ratify the appointment of the independent public accountants.

         The Board of Directors recommends that the stockholders vote FOR the proposal to ratify the selection of KPMG LLP to serve as the Company's independent public accountants for the fiscal year ending September 30, 2000.

                  STOCKHOLDER PROPOSALS FOR 2001 ANNUAL MEETING

         To be considered for inclusion in the Company's proxy statement relating to the 2001 Annual Meeting of Stockholders, stockholder proposals must be received no later than October [18], 2000. All stockholder proposals should be addressed to the attention of the Chief Executive Officer at the principal office of the Company.

                                  OTHER MATTERS

         The Board of Directors knows of no other matters to be presented for shareholder action at the Annual Meeting. However, if other matters do properly come before the Annual Meeting or any adjournments or postponements thereof, the Board of Directors intends that the persons named in the proxies will vote upon such matters in accordance with the best judgment of the proxy holders.

         Whether or not you intend to be present at the meeting, you are urged to fill out, sign, date and return the enclosed proxy at your earliest convenience.

                                              BY ORDER OF THE BOARD OF DIRECTORS


                                              Alan B. Kalin
                                              Secretary

Redwood City, California
February ___, 2000

                                                                      Appendix A

                                    Exhibit A



                                NETOBJECTS, INC.

                        EXECUTIVE STOCK OPTION AGREEMENT

         NetObjects, Inc., a Delaware corporation (the "Company"), has awarded and hereby grants [Employee]> (the "Optionee"), an option (the "Option") to purchase a total of ([Share_2]) shares of Common Stock (the "Shares") of the Company, at the price set forth herein as an incentive to Optionee's continued employment as a senior executive of the Company, and in all respects subject to such continued employment and all other terms and conditions of this Agreement.

         1. Nature of the Option. The Option is intended to be a "Nonstatutory Stock Option", as defined in Section 2(n) of the Company's Amended and Restated 1997 Stock Option Plan (the "Plan").

         2. Option Price. The Option Price is $[Price] for each Share.

         3. Vesting and Exercise of Option. The Option shall vest and, subject to stockholder approval as described in Section 3(d), become exercisable during its term in accordance with the following provisions:

         (a)  Vesting and Right of Exercise.

              (i) The Option shall vest and become exercisable with respect to [1/12] [1/24] of the shares at the end of each calendar month beginning with December 1999 for a period of [12] [24] months, subject to the Optionee's Continuous Employment by the Company or a Subsidiary of the Company, as such terms are defined in the Plan.

              (ii) In the event of the Optionee's death, disability or other termination of employment, the Option shall be exercisable in the manner and to the extent provided in Sections 9(d), (e) and (f) of the Plans as if the Option had been granted under the Plan, which provisions are incorporated into this Agreement by this reference; or, as provided in
     Section 11 of this Agreement, if applicable.

              (iii) The Option may not be exercised for fractional shares or for less than one hundred (100) Shares.

              (iv) No disposition of Shares may be effected within six months following the date of grant.

         (b) Method of Exercise. In order to exercise any portion of this Option which has vested, the Optionee shall notify the Company in writing of the election to exercise the Option and the number of shares in respect of which the Option is being exercised, by executing and delivering the Notice of Exercise of Stock Option in the form attached as Appendix I hereto. The certificate or certificates representing Shares as to which this Option has been exercised shall be registered in the name of the Optionee.

         (c) Restrictions on Exercise. This Option may not be exercised if the issuance of the Shares upon such exercise or the method of payment of consideration for such shares would constitute a violation of any applicable federal or state securities law or other law or regulation. Furthermore, the method and manner of payment of the Option Price will be subject to the rules under Part 207 of Title 12 of the Code of Federal Regulations ("Regulation G") as promulgated by the Federal Reserve Board if such rules apply to the Company at the date of exercise. As a condition to the exercise of this Option, the Company may require the Optionee to make any representation or warranty to the Company at the time of exercise of this Option as in the opinion of legal counsel for the Company may be required by any applicable law or regulation, including the execution and delivery of an appropriate representation statement. Accordingly, the stock certificates for the Shares issued upon exercise of this Option may bear appropriate legends restricting transfer.

         (d) Prior Approval by Stockholders. In no event may the Optionee exercise any portion of this Option before the holders of a majority of the Corporation's outstanding shares of Common Stock have ratified the authorization of the Option by the compensation Committee of the Board of Directors of the Company (the "Committee") as of November 8, 1999.

         4. Non-Transferability of Option. This Option may be exercised during the lifetime of the Optionee only by the Optionee and may not be transferred in any manner other than by will or by the laws of descent and distribution. The terms of this Option shall be binding upon the executors, administrators, heirs and successors of the Optionee.

         5. Method of Payment. Payment of the exercise price shall be by any of the following, or a combination thereof, at the election of the Optionee:

         (a)  cash;

         (b)  certified or bank cashier's check; or

         (c) for as long as there exists a public market for the Company's Common Stock on the date of exercise, by surrender of shares of the Company's Common Stock, provided that if such shares were acquired upon exercise of an incentive stock option, the Optionee must have first satisfied the holding period requirements under Section 422(a)(1) of the Code. In this case payment shall be made as follows:

              (i) In addition to the execution and delivery of the Notice of Exercise of Stock Option, Optionee shall deliver to the Secretary of the Company a written notice which shall set forth the portion of the purchase price the Optionee wishes to pay with Common Stock, and the number of shares of such Common Stock the Optionee intends to surrender pursuant to the exercise of this Option, which shall be determined by dividing the aforementioned portion of the purchase price by the average of the last reported bid and asked prices per share of Common Stock of the Company, as reported in The Wall Street Journal (or, if not so reported, as otherwise reported by Nasdaq or, in the event the Common Stock is listed on a national securities exchange, or on the Nasdaq National Market (or any successor national market system), the closing price of Common Stock of the Company on such exchange as reported in The Wall Street Journal, for the day on which the notice of exercise is sent or delivered);

              (ii)Fractional shares shall be disregarded and the Optionee shall pay in cash an amount equal to such fraction multiplied by the price determined under subparagraph (i) above;

              (iii) The written notice shall be accompanied by a duly endorsed blank stock power with respect to the number of Shares set forth in the notice, and the certificate(s) representing said Shares shall be delivered to the Company at its principal offices within three working days from the date of the notice of exercise;

              (iv)The Optionee hereby authorizes and directs the Secretary of the Company to transfer so many of the Shares represented by such certificate(s) as are necessary to pay the purchase price in accordance with the provisions herein; and

              (v) Notwithstanding any other provision herein, the Optionee shall only be permitted to pay the purchase price with Shares of the Company's Common Stock owned by him as of the exercise date in the manner and within the time periods allowed under 17 CFR ss.240.16b-3 promulgated under the Securities Exchange Act of 1934 as such regulation is presently constituted, as it is amended from time to time, and as it is interpreted now or hereafter by the Securities and Exchange Commission.

         The Optionee may elect to pay the exercise price by authorizing a third party to sell Shares subject to the Option and remit to the Company a sufficient portion of the sale proceeds to pay the entire exercise price and any tax withholding resulting from such exercise.

         6. Adjustments Upon Changes in Capitalization or Merger. The number of Shares covered by this Option shall be adjusted only in accordance with the provisions of Section 10 of this Agreement in the event of changes in the capitalization or organization of the Company, or if the Company is a party to a merger or other corporate reorganization.

         7. Term of Option. This Option may not be exercised more than ten (10) years from the Date of Grant set forth in the signature page of this Agreement, and may be exercised during such term only in accordance with the terms of this Agreement.

         8. Not Employment Contract. Nothing in this Agreement shall confer upon the Optionee any right to continue in the employ of the Company or shall interfere with or restrict in any way the rights of the Company, which are hereby expressly reserved, to discharge the Optionee at any time for any reason whatsoever, with or without cause, subject to the provisions of applicable law.

         9.   Income Tax Withholding.

         (a) The Optionee authorizes the Company to withhold in accordance with applicable law from any compensation payable to him or her any taxes required to be withheld by federal, state or local laws as a result of the exercise of this Option.

         (b) Any adverse consequences incurred by an Optionee with respect to the use of shares of Common Stock to pay any part of the Option Price or of any tax in connection with the exercise of an Option, including, without limitation, any adverse tax consequences arising as a result of a disqualifying disposition within the meaning of Section 422 of the Code shall be the sole responsibility of the Optionee.

         10. Adjustments upon changes in Capitalization. Subject to any required action by the shareholders of the Company, the number of Shares covered by this Option, and the per share exercise price of the Option, shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, recapitalization, combination, reclassification, the payment of a stock dividend on the Common Stock or any other increase or decrease in the number of such shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been "effected without receipt of consideration." Such adjustment shall be made by the Committee, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issue by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to the Option.

         Subject to the terms of any agreement between the Optionee and the Company related to the Optionee's employment by the Company, the Committee may, if it so determines in the exercise of its sole discretion, also make provision for proportionately adjusting the number or class of securities covered by the Option, as well as the price to be paid therefor, in the event that the Company effects one or more reorganizations, recapitalizations, rights offerings, or other increases or reductions of shares of its outstanding Common Stock, and in the event of the Company being consolidated with or merged into any other corporation.

         [11. Include only where applicable Post-acquisition Employment Termination. In the event that Optionee's employment is terminated other than for cause within 12 months following an acquisition of the company, vesting of the options granted to Optionee shall automatically accelerate to provide for vesting of 100% of the total number of shares subject to such options as of the effective date of the employment termination. Optionee will be considered employed under this Section as long as Optionee has been offered employment by the Company or any Subsidiary, or by the acquiring entity or its parent or subsidiary organizations, except as otherwise provided below:

         (i) For purposes of this Section 11, Optionee's resignation without cause will not constitute an employment termination, and Optionee's resignation with cause will constitute an employment termination. Optionee will be considered to have resigned with cause only if the dollar value of the total compensation package represented by Optionee's annualized base pay, benefits and potential bonus combined for the 12-month post-acquisition period is less than the dollar value of the compensation package provided by the Company (determined on the same annualized basis) prior to the acquisition, excluding bonuses tied to stock price performance and the like.

         (ii) For purposes of this Section 11, "Cause" shall mean where the Company determines, in its discretion, that Optionee should be terminated for willful beach or neglect of duty, failure or refusal to work, dishonesty, insubordination, use of alcohol or drugs so as to interfere with his performance of his duties, or conducting himself in a manner which a reasonable person would believe would tend to bring the Company into disrepute or to adversely affect its business. "Cause" also includes Optionee's resignation as an employee of the Company without cause, as defined above.

         (iii) For purposes of this Section, an "acquisition" means (A) any transaction or series of transactions, in which all stockholders of the company are legally entitled to participate and pursuant to which shares of voting stock representing more than 50% of the total outstanding shares of voting stock of the company are purchased by a person not controlled by, in control of or under common control with the Company immediately prior to such transaction, (B) the merger or consolidation of the company and another entity (other than a merger or consolidation in which the holders of shares of voting stock of the Company immediately before the merger or consolidation own immediately after the merger or consolidation, voting securities of the surviving or acquiring entity or a parent company of such surviving or acquiring entity possessing more than 50% of the voting power of the surviving or acquiring entity or parent party) resulting in the exchange of the outstanding shares of voting stock of the company for cash, securities or other property, or (C) any sale, lease, license, exchange or other disposition (whether in one transaction or a series of related transactions) of assets representing more than 50% of the total fair market value of the Company's assets.

         (iv) All disputes concerning the interpretation of the Section 11 must be resolved by mediation and arbitration in Palo Alto, California pursuant to the rules for commercial arbitration of the American Arbitration Association.]

         THIS OPTION AGREEMENT is binding upon the parties and entered into effective as of the date of grant set forth below.


                                             NETOBJECTS, INC.


                                             By: _______________________________

                                             Its: ______________________________

Date of Grant:  November 8, 1999

                           ACKNOWLEDGMENT BY OPTIONEE


         The undersigned Optionee has reviewed all of the terms of this Option Agreement, accepts them all and agrees to be bound by this Agreement [including the arbitration provisions of Section 11]. The Optionee represents and warrants that the Optionee is aware of and familiar with the provisions of the Restated Certificate of Incorporation of the Company ("Restated Certificate"), in particular Article X of the Restated Certificate.





                                                ________________________________
                                                          (signature)


                                                ________________________________
                                                             (name)



                                CONSENT OF SPOUSE


         I, ____________________, spouse of the Optionee who executed the foregoing Option Agreement, hereby agree that my spouse's interest in the shares of Common Stock subject to said Option Agreement shall be irrevocably bound by the Option Agreement's terms. I further agree that my community property interest in such shares, if any, shall similarly be bound by said Option Agreement and that such consent is binding upon my executors, administrators, heirs and assigns. I agree to execute and deliver such documents as may be necessary to carry out the intent of said Option Agreement and this consent.


Dated:  ____________, 19___


                                                ________________________________

                                   Appendix I
                                NETOBJECTS, INC.
                       NOTICE OF EXERCISE OF STOCK OPTION

         I ________________________________________ (print legibly) hereby elect to exercise the following stock options(s) granted to me by NETOBJECTS, INC. (the "Company") under its 1997 Special Stock Option Plan or Amended and Restated 1997 Stock Option Plan (the "Plan"). All shares being purchased are fully vested and exercisable pursuant to Section 3 of the listed Stock Option agreement.

1.   _____________ Shares at $ ________ per share (Grant date): ____________ )
2.   _____________ Shares at $ ________ per share (Grant date): ____________ )
3.   _____________ Shares at $ ________ per share (Grant date): ____________ )
4.   _____________ Shares at $ ________ per share (Grant date): ____________ )


--------------------------------------------------------------------------------
Cash exercise in the amount of $ ____________________

Shares purchased under the Plan should be issued to me as follows:
--------------------------------------------------------------------------------

             Name: ________________________________________________
--------------------------------------------------------------------------------
If you choose to include your spouse, you must designate below how you wish your shares to be registered by checking the appropriate box. If we receive no designation, the shares will be designated as Joint Tenants.

     ______ Joint Tenants           ______ Community Property

     ______ Tenants in Common       ______ Tenancy by Entirety
--------------------------------------------------------------------------------

Verification by __________________________________________Stock Administration
--------------------------------------------------------------------------------
Certificate to be delivered to (complete item 1 or 2 below)

1.   Employee ____________________   Home Address: _____________________________
                                                   _____________________________

2.   (Insert Name of Second Broker) ____________________________________________

                  Acct #: ______________________________________________________

     Contact Name & Number: ____________________________________________________

--------------------------------------------------------------------------------

         Signature: __________________________________  Date: __________________

                    __________________________________

 Social Security #: __________________________________

As of the date set forth above, the above named person has the vested right to exercise the number of shares set forth above.

Date: ______________________________       _____________________________________

Amount due Company: $ ______________       NetObjects, Inc. Stock Administration

                               301 Galveston Drive
                             Redwood City, CA 94063
                                 (650) 482-3200

                                                                      Appendix B

                                NETOBJECTS, INC.
                               301 Galveston Road
                             Redwood City, CA 94063

                       SOLICITED BY THE BOARD OF DIRECTORS
                     FOR THE ANNUAL MEETING OF STOCKHOLDERS

         The undersigned hereby appoints Samir Arora and Russell F. Surmanek, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all shares of common stock of NetObjects, Inc. (the "Company") held of record by the undersigned on February 1, 2000 at the Annual Meeting of Stockholders to be held on March 15, 2000 and any adjournments thereof.

         THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN WITH RESPECT TO A PARTICULAR PROPOSAL, THIS PROXY WILL BE VOTED FOR SUCH PROPOSAL.

         PLEASE MARK, DATE, SIGN, AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE. NO POSTAGE REQUIRED IF MAILED IN THE UNITED STATES.

     Dear Stockholder:

              Please take note of the important information enclosed with this Proxy. There are a number of issues related to the operation of the Company that require your immediate attention.

              Your vote counts, and you are strongly encouraged to exercise your right to vote your shares.

              Please mark the boxes on the proxy card to indicate how your shares will be voted. Then sign the card, detach it and return your proxy in the enclosed postage paid envelope.

              Thank you in advance for your prompt consideration of these matters.

                                                 Sincerely,

                                                 NetObjects, Inc.


--------------------------------------------------------------------------------
                                   DETACH HERE

[ X ]  Please mark
       votes as in this
       example

1.   Election  of  Directors   Nominees:    4.   Ratify   the   issuance   of  stock
     Samir Arora, Lee A. Dayton, Michael         options to senior executives of the
     D. Zisman, Robert G. Anderegg, John         Company.
     Sculley and Blake Modersitzki                         FOR    AGAINST    ABSTAIN
                      FOR     WITHHELD                    [   ]    [   ]      [   ]
                     [   ]      [   ]
                                            5.   Ratify the  appointment of KPMG LLP
2.   Approve   the   amendment   to  the         as independent auditors.
     Restated       Certificate       of                   FOR    AGAINST    ABSTAIN
     Incorporation                                        [   ]    [   ]      [   ]
               FOR    AGAINST    ABSTAIN
              [   ]    [   ]      [   ]     6.   In their  discretion,  the  proxies
                                                 are  authorized  to vote  upon  any
3.   Ratify the amendment to the Amended         other  business  that may  properly
     and Restated  1997  Employee  Stock         come before the meeting.
     Option Plan.                                          FOR    AGAINST    ABSTAIN
               FOR    AGAINST    ABSTAIN                  [   ]    [   ]      [   ]
              [   ]    [   ]      [   ]


                                             MARK HERE FOR
_________________________________________    ADDRESS CHANGE
                  Name                       AND NOTE AT LEFT  [   ]

_________________________________________    Please  sign  exactly  as  name  appears
             Street Address                       hereon.  Joint  owners  should each
                                                  sign.  Executors,   administrators,
_________________________________________         trustees,    guardians   or   other
 City      State    Country      Zip Code         fiduciaries  should give full title
                                                  as   such.   If   signing   for   a
                                                  corporation,  please  sign  in full
                                                  corporate name by a duly authorized
                                                  officer.

Signature: ______________________ Date: _____________ Signature: ____________________ Date: _____________

